UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2009

ENERGY PARTNERS, LTD.

(Exact name of registrant as specified in its charter)

Delaware	001-16179	72-1409562
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

201 St. Charles Avenue, Suite 3400

New Orleans, Louisiana 70170

(Address of principal executive offices)(Zip Code)

(504) 569-1875

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

The information provided in Item 1.03 of this Current Report on Form 8-K regarding the Plan Support and Lock-Up Agreement and the Minerals Management Service term sheet is incorporated by reference into this Item 1.01 and is qualified in its entirety by reference to the Plan Support Agreement and the Term Sheet attached hereto as Exhibit 10.1, and incorporated by reference herein.

Item 1.03	Bankruptcy or Receivership.

On May 1, 2009, Energy Partners, Ltd. (the “Company”) and certain of its domestic subsidiaries (collectively, the “Debtors”) filed voluntary petitions (In re: Energy Partners, Ltd., et. al., Case No. 09-32957) for reorganization (the “Chapter 11 Cases”) under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq., as amended (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Bankruptcy Court”). The Debtors will continue to manage their properties and operate their businesses as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court. A copy of the press release dated May 1, 2009 announcing the bankruptcy filing is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Also on May 1, 2009, the Company received approval from the Bankruptcy Court during its first-day hearings to, among other things, pay employee wages and continue healthcare and related benefit plans while the Chapter 11 Cases are pending on an interim basis. The Company has also received interim authority to maintain its cash management systems and for the use of its cash collateral. Additional information about the Company’s restructuring, including access to court documents and other general information about the Chapter 11 Cases, is available at http://chapter11.epiqsystems.com/EPL.

Plan Support and Lock-Up Agreement

On April 30, 2009, the Company entered into a Plan Support and Lock-Up Agreement (the “Plan Support Agreement”) with the holders of more than 66 2/3% (the “Consenting Holders”) of the outstanding principal amount of the Company’s 9.75% Senior Unsecured Notes due 2014 and the Company’s Senior Floating Notes due 2013 (collectively, the “Senior Notes”). The parties to the Plan Support Agreement have agreed, following receipt of the related disclosure statement (the “Disclosure Statement”), to vote in favor of and support a proposed plan of reorganization of the Debtors under the Bankruptcy Code (the “Plan”) that is consistent in all material respects with the term sheet attached as Exhibit A to the Plan Support Agreement (the “Term Sheet”).

The material terms of the Plan as contemplated by the Term Sheet include, among other things, that:

•

the Company may, in its discretion, enter into a debtor-in-possession, multi-draw term loan facility (the “DIP Facility”) on terms and conditions reasonably acceptable to Consenting Holders holding more than 50% in aggregate principal amount of the Senior Notes held by all Consenting Holders (the “Majority Consenting Holders”);

•	upon the effectiveness of the Plan (the “Effective Date”), the Company would enter into a first lien exit working capital facility;

•

while the Chapter 11 Cases are pending, the Company would make no principal payments on its existing credit agreement, which would be treated in a manner that is mutually acceptable to the Company, the bank lenders thereunder and the Majority Consenting Holders;

•

the holders of the Senior Notes and the holders of the Company’s 8.75% Senior Notes due 2010 would receive their pro rata share of 100% of the outstanding common stock in the reorganized Company (the “Reorganized Company”) upon its emergence from bankruptcy; and

•

the current stockholders of the Company would receive warrants (the “Warrants”) exercisable for the purchase of 12.5% of the fully diluted common stock in the Reorganized Company. The Warrants issued to each current stockholder of the Company would be issued in two classes, with 50% of the Warrants expiring on the earlier to occur of 30 months after the Effective Date or the consummation of a change of control of the Reorganized Company, and the remaining 50% expiring on the earlier to occur of 54 months after the Effective Date or the consummation of a change of control of the Reorganized Company. The Warrants would be exercisable on either a cash or cashless basis, at the option of the holder, and would have an initial exercise price equal to (i) the sum of (x) $455 million and (y) the aggregate exercise price of any stock options for the Reorganized Company’s common stock outstanding as of the Effective Date, divided by (ii) the number of shares of fully diluted common stock of the Reorganized Company as of the Effective Date.

The Plan Support Agreement may be terminated under certain circumstances by the Majority Consenting Holders, including if (i) the Company fails to file the Plan or the Disclosure Statement with the Bankruptcy Court on or prior to May 15, 2009; (ii) the Bankruptcy Court does not approve the Disclosure Statement on or prior to June 30, 2009; (iii) the Bankruptcy Court does not confirm the Plan on or prior to August 15, 2009; (iv) the Company does not consummate the restructuring transactions provided for in the Plan on or prior to August 31, 2009; (v) the Company or any of its officers or directors fail to take any action required by the Plan Support Agreement in order to comply with their fiduciary obligations under applicable law or otherwise the Company files or supports a plan of reorganization that is different from the Plan or withdraws or revokes the Plan; (vi) the Company materially breaches any of its obligations or fails to satisfy in any material respect any of the terms or conditions under the Plan Support Agreement; (vii) the aggregate liabilities of the Company as of the dates specified in the Term Sheet (excluding those liabilities that would be extinguished by the Plan or otherwise do not survive the consummation of the Plan) materially exceed the amounts represented by the Company in the Term Sheet; (viii) an examiner with expanded powers relating to the Company’s business or trustee is appointed in any of the Chapter 11 Cases, any of the Chapter 11 Cases are converted to a case under Chapter 7 of the Bankruptcy Code or any of the Chapter 11 Cases are dismissed by the Bankruptcy Court; or (ix) any definitive documents executed by the Company in connection with the Chapter 11 Cases in order to implement the Plan are not consistent in all material respects with the terms set forth in the Term Sheet and otherwise are not reasonably satisfactory in all material respects to the Majority Consenting Holders. In any event, the Plan Support Agreement terminates on September 15, 2009.

The foregoing is qualified in its entirety by reference to the Plan Support Agreement and the Term Sheet attached hereto as Exhibit 10.1, and incorporated by reference herein.

Minerals Management Service Term Sheet

As previously disclosed, the Company received an order dated March 23, 2009 (the “MMS Order”) from the Minerals Management Service (the “MMS”), which is part of the United States Department of the Interior. Under the MMS Order, the MMS demanded that the Company provide to the MMS bonds or other acceptable security in the aggregate amount of $37.735 million to secure plugging and abandonment liabilities associated with all of the Company’s properties in the Gulf of Mexico. The MMS Order also required the Company to immediately shut-in production from all of its wells and facilities located in South Pass Blocks 27 and 28 in the federal portion of the Company’s East Bay field, while properly maintaining these facilities and wells with essential personnel. The Company has completed the shut-in of its federal East Bay facilities. To date, the Company has also made two installment payments of approximately $1.2 million on March 30, 2009 and on April 29, 2009 pursuant to the MMS Order.

On April 30, 2009, the Company entered into a binding term sheet with the MMS to establish terms for the Company to address the obligations of the Company owed to the MMS pursuant to the MMS Order. Under the terms of the term sheet, the Company and the MMS have agreed to re-affirm the terms and conditions of the previously established trust account for the benefit of the MMS under the Decommissioning Trust Agreement dated December 23, 2008 among the Company, MMS and JP Morgan Chase Bank, NA, and the Company has agreed to make monthly payments to the trust account in the amount of $1.2 million while the Chapter 11 Cases are pending and to make a payment to the trust account equal to $21 million minus the aggregate amount of the monthly payments made into the trust account while the Chapter 11 Cases are pending (commencing with the payment made on April 29, 2009). The monthly $1.2 million payments to the trust account remain subject to approval by the Bankruptcy Court. All remaining amounts owed to the trust account to reach the full funding amount owed to the MMS of $36.1 million (after giving credit to all prior payments made by the Company) shall be payable in equal quarterly installments of approximately $1.2 million, commencing October 31, 2009, with quarterly payments continuing until full funding has occurred. The terms of these payment arrangements will be incorporated into the Plan, and the MMS has agreed to vote in favor of the Plan to the extent its treatment is consistent with the terms set forth in the term sheet. In addition, the MMS has granted a consensual stay of the MMS Order that will remain in place while the Chapter 11 Cases are pending. This stay, however, does not lift the requirement that the Company’s wells and facilities located in South Pass Blocks 27 and 28 remain shut-in. On the Effective Date, the MMS Order will be fully rescinded and the Company will be allowed to resume production from these wells and facilities.

Item 9.01.	Financial Statements and Exhibits.

Exhibits. The following exhibits are filed herewith:

Exhibit No.	Description
10.1	Plan Support and Lock-Up Agreement

99.1	Press Release, dated May 1, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 4, 2009

ENERGY PARTNERS, LTD.

By:	/s/ John H. Peper
John H. Peper Executive Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1	Plan Support and Lock-Up Agreement

99.1	Press Release, dated May 1, 2009